FOR IMMEDIATE RELEASE	NEWS
July 9, 2008	NASDAQ:ARTW

ART’S WAY MANUFACTURING ANNOUNCES A 34.9% INCREASE IN REVENUE FOR THE SECOND QUARTER 2008;
AND A TWO-FOR-ONE STOCK SPLIT

Conference Call Scheduled For 9:00AM CDT, Thursday, July 10, 2008

ARMSTRONG, IOWA, July 9, 2008 - Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announces its financial results for the three and six months ended May 31, 2008, and a two-for-one stock split of the Company’s common stock.

In conjunction with the release, the Company has scheduled a conference call Thursday, July 10, 2008 at 9:00 AM Central Daylight Time.

What: Art’s Way Manufacturing Second Quarter & Six Months Financial Results and Two-For-One Stock Split Conference Call

When: Thursday, July 10, 2008 - 9:00 AM Central Daylight Time

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing.  Participants to the conference call should call in at least 5 minutes prior to the start time.

J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s-Way Manufacturing, will be leading the call and discussing second quarter and six months financial results, the two-for-one stock split, the status of the Company and an outlook for the balance of 2008.

The Board of Directors has voted to approve a two-for-one split of the Company’s common stock and a proportional increase in the number of Art’s Way Manufacturing Co., Inc. common shares issued from 1,986,176 to 3,972,352. Each shareholder of record at the close of business on July 23, 2008 will receive one additional share for every outstanding share held on the record date, and trading will begin on a split-adjusted basis on July 30, 2008. In conjunction with the stock split, the Board of Directors has also unanimously approved a cash dividend of $0.06 per share to stockholders of record as of November 15, 2008. The dividend will be paid on or before November 30, 2008.

Financial Highlights For the Three And Six Months Ended May 31, 2008:

•	Net sales for the three months ended May 31, 2008 increased 34.9% to $ 7.7 million compared to $ 5.7 million for the same period a year ago.
•	Net sales for the six months ended May 31, 2008 increased 31.5% to $14.4 million compared to $ 11.0 million for the same period in 2007.
•	Net Income for the three and six months ended May 31, 2008 improved $330,915 or 59.3% and $427,427 or 45.5% respectively, compared to the same period in 2007.
•	Year-to-date Earnings Per Share (Basic) are up 46.8% or $0.22 per share compared to 2007.
•	As of June 2008, order backlog has increased to $20.5 million, compared to $12.1 million in June 2007.

	For the Three Months Ended
	May 31, 2008	May 31, 2007	Change
Revenue	$7,686,553	$5,699,168	34.9%
Operating Income	$1,039,195	$738,263	40.8%
Net Income	$889,045	$558,130	59.3%
EPS (Basic)	$0.45	$0.28	60.7%
EPS (Diluted)	$0.45	$0.28	60.7%
Weighted avg. shares outstanding:
Basic	1,986,176	1,978,176
Diluted	1,992,454	1,983,182

	For the Six Months Ended
	May 31, 2008	May 31, 2007	Change
Revenue	$14,435,067	$10,974,205	31.5%
Operating Income	$1,853,120	$1,245,262	48.8%
Net Income	$1,365,886	$938,459	45.5%
EPS (Basic)	$0.69	$0.47	46.8%
EPS (Diluted)	$0.68	$0.47	44.7%
Weighted avg. shares outstanding:
Basic	1,985,619	1,978,176
Diluted	1,995,055	1,982,614

Revenue: Total revenue increased 34.9%, from $5.7 million to $7.7 million for the three months ended May 31, 2008. Revenue for the six months increased 31.5%, from $ 11.0 million to $14.4 million for the period ended May 31, 2008. A large portion of the increase is due to Art’s Way Scientific having resumed normal operations after the fire that destroyed their manufacturing facility in January 2007. Another factor is the additional sales from the Miller Pro product line, purchased in September 2007.

Income: Operating income increased 40.8% from $738,000 to $1,039,000 for the three months ended May 31, 2008, while net income for the three months ended May 31, 2008 increased 59.3%, from $558,000 to $889,000. Operating income for the six months ended May 31, 2008 increased 48.8% from $1.2 million to $1.8 million. These increases are primarily due to increased sales and improved gross margins.

Earnings per Share: Earnings per diluted and basic share for the three months ended May 31, 2008 increased to $0.45 as compared to $0.28, an increase of 60.7% or $0.17 over the earnings per share for the three months ended May 31, 2007. Earnings per share (basic) for the six months ended May 31, 2008 increased 46.8% from $0.47 to $0.69. Earnings per share (diluted) for the first six months increased 44.7% from $0.47 to $0.68.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “We continue to be pleased with what is shaping up to be a record year for the Company. Our primary goal has been to increase our operating margins and we have made solid strides in this area despite challenging economic conditions in the agricultural sector. We are encouraged by the sales increase we reported in the second quarter and six months driven by strong sales at Art’s-Way Scientific. Our strong quarterly earnings performance reflects continuing benefits from programs to introduce innovative products, enhance customer service, and increase productivity.

“As for the Two-For-One stock split, The Board believes this is the ideal time to execute such a plan. The split should improve the liquidity in the trading of Art’s-Way shares. The split will also make the acquisition of Art’s-Way shares easier for all shareholders. The Art’s-Way share price has increased strongly over the last year and accordingly, with an increase number of shares in the float, we believe our Company is strategically positioned for long-term dynamic growth and enhanced shareholder value."

About Art’s-Way Manufacturing Co., Inc. (ARTW)
Art’s-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment. After market service parts are also an important part of the Company’s business. We have two wholly owned subsidiaries, Art’s-Way Vessels Inc. manufactures pressurized tanks and vessels and Art’s-Way Scientific Inc. manufactures modular animal confinement buildings and modular laboratories.

This news release includes “forward-looking statements” within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company’s products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ markedly from management’s expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

For More Information, Contact:	Jim Drewitz, Investor Relations
830-669-2466 or jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com.